Exhibit 10.5

FIRST ADDENDUM TO

FORM OF NON-STATUTORY STOCK OPTION AWARD AGREEMENT

This First Addendum (this “Addendum”) to the Form of Non-Statutory Stock Option Award Agreement under the Amended and Restated 2015 Stock and Stock Option Plan (as amended, the “Plan”) is made pursuant to a unanimous written consent of the Company’s Board of Directors (the “Board”) as of December 9, 2017.

WHEREAS, the Board acts as the administrator of the Plan.

WHEREAS, the Board, in its capacity as the administrator of the Plan may accept payment of the exercise price of any option award in form and substance satisfactory to the Company, pursuant to section 3 of the Form of Non-Statutory Stock Option Award Agreement.

WHEREAS, cashless exercise is a form of exercise permitted under section 2(g) of the Plan.

WHEREAS, the Board has determined that it intends to always permit cashless exercise of any award issued under that plan and, moreover, would like to confirm to recipients of such awards that cashless exercise will be a component of each award made under the Plan.

NOW, THEREFORE, as of December 9, 2017, each award made under the plan shall include the following language as an addendum to the Award Agreement:

Addendum No.1

The option(s) associated with this Award Agreement may be exercised at any time permitted hereunder, by means of a “cashless exercise” in which the Holder shall be entitled to receive a certificate for that number of shares equal to the quotient obtained by the following formula:

(A-B)*(X)

(A)

Where:

(A) = the Closing Price on the Trading Day immediately preceding the date of such cashless exercise election (“Trading Day” means any Business Day, or, if the Common Stock of the Company is traded on an exchange, the OTC QB, the OTC BB or other quotation system, then any Business Day on which such exchange, the OTC QB, the OTC BB or other quotation system is open for trading the Common Stock of the Company);

(B) = the Exercise Price of this option, as adjusted; and

(X) = the number of shares issuable upon exercise of this option in accordance with the terms of this option by means of a cash exercise rather than a cashless exercise.

As used herein, “Closing Price”, shall mean the first of the following clauses that applies: (1) if, at the time of any such calculation, the Common Stock is listed or quoted on the New York Stock Exchange or the NYSE MKT (formerly, the American Stock Exchange), or the NASDAQ Global Market, the NASDAQ Capital Market or any other NASDAQ market or the NYSE ARCA (formerly the Archipelago Exchange), or the OTC QB or the OTC QX, the Closing Price shall be the closing or last sale price reported for the last business day immediately preceding the date of any such calculation; (2) if, at the time of any such calculation, the Common Stock is quoted on the OTC BB or listed in the “Pink Sheets” published by the OTC Markets Group Inc. or a similar agency or organization succeeding to its function or reporting prices, the Closing Price shall be the average of the closing prices reported for the last five (5) days during which the Common Stock actually traded and for which a closing price is available immediately preceding the date of any such calculation, or (3) in all other cases, the Closing Price of a share of Common Stock shall be the price determined by an independent appraiser selected in good faith by the Holder and reasonably acceptable to the Company